EXECUTION VERSION


CREDIT AGREEMENT

dated as of

February 1, 2002

among

ADOLPH COORS COMPANY

COORS BREWING COMPANY

GOLDEN ACQUISITION LIMITED



The Lenders Party Hereto


BANK ONE, N.A.
FIRST UNION NATIONAL BANK
MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Documentation Agents,


DEUTSCHE BANC ALEX. BROWN INC.,
as Syndication Agent,


JPMORGAN CHASE BANK,
as Administrative Agent

and

J.P. MORGAN EUROPE LIMITED,
as London Agent


JPMORGAN CHASE BANK
DEUTSCHE BANC ALEX. BROWN INC.
BANK ONE, N.A.
LLOYDS BANK
FIRST UNION SECURITIES, INC.
MORGAN STANLEY SENIOR FUNDING, INC.
as Co-Arrangers

 and

J.P. MORGAN SECURITIES INC.
DEUTSCHE BANC ALEX. BROWN INC.,
as Joint Lead Arrangers and Joint Bookrunners


TABLE OF CONTENTS

									Page

ARTICLE I

Definitions

SECTION 1.01. Defined Terms					1
SECTION 1.02. Classification of Loans and Borrowings 	17
SECTION 1.03. Terms Generally 				17
SECTION 1.04. Accounting Terms; GAAP			17
SECTION 1.05. Exchange Rates					18

ARTICLE II

The Credits

SECTION 2.01. Commitments					18
SECTION 2.02. Loans and Borrowings				18
SECTION 2.03. Requests for Borrowings			19
SECTION 2.04. Letters of Credit				20
SECTION 2.05. Funding of Borrowings				23
SECTION 2.06. Interest Elections				23
SECTION 2.07. Termination and Reduction of Commitments	24
SECTION 2.08. Repayment of Loans; Evidence of Debt	25
SECTION 2.09. Amortization of Term Loans			25
SECTION 2.10. Prepayment of Loans				26
SECTION 2.11. Fees						27
SECTION 2.12. Interest						28
SECTION 2.13. Alternate Rate of Interest			29
SECTION 2.14. Increased Costs					29
SECTION 2.15. Break Funding Payments			30
SECTION 2.16. Taxes						30
SECTION 2.17. Payments Generally; Pro Rata Treatment;
              Sharing of Set-offs				31
SECTION 2.18. Mitigation Obligations; Replacement of Lenders	32
SECTION 2.19. Designation of Additional Subsidiary Borrowers	33
SECTION 2.20. Additional Reserve Costs			33
SECTION 2.21. Redenomination of Certain Designated Foreign Currencies	33

ARTICLE III

Representations and Warranties

SECTION 3.01. Organization; Powers				34
SECTION 3.02. Authorization; Enforceability		34
SECTION 3.03. Governmental Approvals; No Conflicts	34
SECTION 3.04. Financial Condition; No Material Adverse Change	34
SECTION 3.05. Properties					35
SECTION 3.06. Litigation and Environmental Matters	35
SECTION 3.07. Compliance with Laws and Agreements	35
SECTION 3.08. Investment and Holding Company Status	35
SECTION 3.09. Taxes						36
SECTION 3.10. ERISA						36
SECTION 3.11. Disclosure					36
SECTION 3.12 Margin Stock 					36
SECTION 3.13 Subsidiaries; Guarantee Requirement 	36

ARTICLE IV

Conditions

SECTION 4.01. Effective Date					36
SECTION 4.02. Effectiveness of Obligations to Extend
              Non-Acquisition Credit			37
SECTION 4.03. Each Credit Event				37
SECTION 4.04. Initial Credit Event for each US Subsidiary Borrower	38

ARTICLE V

Affirmative Covenants

SECTION 5.01. Financial Statements and Other Information	38
SECTION 5.02. Notices of Material Events			39
SECTION 5.03. Existence; Conduct of Business		39
SECTION 5.04. Payment of Obligations			39
SECTION 5.05. Maintenance of Properties; Insurance	40
SECTION 5.06. Books and Records; Inspection Rights	40
SECTION 5.07. Compliance with Laws				40
SECTION 5.08. Use of Proceeds					40
SECTION 5.09. Guarantee Requirement				40
SECTION 5.10. Indebtedness					40

ARTICLE VI

Negative Covenants

SECTION 6.01. Subsidiary Indebtedness			40
SECTION 6.02. Liens						41
SECTION 6.03. Sale and Leaseback Transactions		42
SECTION 6.04. Fundamental Changes				43
SECTION 6.05. Transactions with Affiliates		43
SECTION 6.06. Leverage Ratio					43
SECTION 6.07. Interest Coverage Ratio			43

ARTICLE VII

Events of Default and CAM

SECTION 7.01. Events of Default				43
SECTION 7.02. CAM Exchange					45
SECTION 7.03. Letters of Credit				45

ARTICLE VIII

 Guarantee	46

ARTICLE IX

 The Agents								47


ARTICLE X

Miscellaneous

SECTION 10.01. Notices						49
SECTION 10.02. Waivers; Amendments				50
SECTION 10.03. Expenses; Indemnity; Damage Waiver	50
SECTION 10.04. Successors and Assigns			51
SECTION 10.05. Survival						53
SECTION 10.06. Counterparts; Integration; Effectiveness	54
SECTION 10.07. Severability					54
SECTION 10.08. Right of Setoff				54
SECTION 10.09. Governing Law; Jurisdiction; Consent
               to Service of Process			54
SECTION 10.10. WAIVER OF JURY TRIAL				55
SECTION 10.11. Headings						55
SECTION 10.12. Confidentiality				55
SECTION 10.13. Interest Rate Limitation			55
SECTION 10.14. Conversion of Currencies			55

SCHEDULES:

Schedule 2.01 -- 	Commitments
Schedule 2.17 -- 	Payment Instructions
Schedule 3.06 -- 	Disclosed Matters
Schedule 3.13 -- 	Subsidiary Guarantors
Schedule 6.01 -- 	Existing Indebtedness
Schedule 6.02 -- 	Existing Liens

EXHIBITS:

Exhibit A-1 --  	Form of Borrowing Subsidiary Agreement
Exhibit A-2 --  	Form of Borrowing Subsidiary Termination
Exhibit B --  	Form of Assignment and Acceptance
Exhibit C --  	Mandatory Costs Rate
Exhibit D --  	Form of Subsidiary Guarantee Agreement
Exhibit E-1 --  	Form of Opinion of Assistant Secretary of the Company
Exhibit E-2 --  	Form of Opinion of US Counsel to the Company
Exhibit E-3 --  	Form of Opinion of UK Counsel to the Company

CREDIT AGREEMENT dated as of February 1, 2002 among ADOLPH COORS COMPANY, a Colorado corporation (the "Company"), COORS BREWING COMPANY, a Colorado corporation ("CBC"), GOLDEN ACQUISITION LIMITED, a company incorporated under the laws of England and Wales (the "UK Borrower"), the LENDERS party hereto, DEUTSCHE BANC ALEX. BROWN INC., as Syndication Agent, J.P. MORGAN EUROPE LIMITED, as London Agent, and JPMORGAN CHASE BANK, as Administrative Agent.

The Company intends to acquire (the "Acquisition") directly or through wholly owned subsidiaries all the outstanding shares of Bass Holdings Limited, a company incorporated under the laws of England and Wales ("BHL"), from Interbrew UK Holdings Limited ("Interbrew UK"), certain intellectual property of Brandbrew S.A. ("Brandbrew") from Brandbrew, certain export assets identified in the business purchase agreement referred to in the Share Purchase Agreement owned by Bass Brewers Worldwide Ltd. ("BBW") from BBW, the Caffreys brand rights identified in the assignment agreement made in connection with the Share Purchase Agreement from BHL (together, the "Acquired Business"). In connection with the Acquisition, the Company intends to loan BHL the funds necessary to repay Indebtedness owed to Interbrew UK as specified in the Share Purchase Agreement and to cause it to repay such Indebtedness. The aggregate consideration for the Acquisition and the repayment of such Indebtedness will be approximately 1,200,000,000 in Sterling. In connection with the Acquisition, the Company will (a) obtain the credit facilities provided for under this Agreement and
(b) establish the Bridge Facility (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) in an aggregate principal amount not to exceed $825,000,000.

The Borrowers have requested that the Lenders establish the credit facilities provided for herein under which (i) the Borrowers may obtain US Tranche Revolving Loans in US Dollars or Sterling, in an aggregate principal amount of up to $250,000,000, (ii) the UK Borrower may obtain UK Tranche Revolving Loans in Sterling, and the Company, CBC and the UK Borrower may obtain UK Tranche Revolving Loans in US Dollars, Sterling or Euro, in an aggregate principal amount of up to $50,000,000 and (iii) the Company, CBC and the UK Borrower may obtain Term Loans in US Dollars or Sterling, in an aggregate principal amount of up to $800,004,400. The Term Loans will be used to provide a portion of the funds required for the purchase of the Acquired Business and to pay related fees and expenses and the Revolving Loans will be used for working capital and general corporate purposes (including refinancing the Company's maturing commercial paper) and, if necessary, to fund a portion of the funds required for the Acquisition and to pay related fees and expenses. The Lenders are willing to establish such credit facilities upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

	ARTICLE I

	Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acquired Business" has the meaning assigned to such term in the preamble hereto.

"Acquired Car Leasing Business" means the business carried on by Bass Brewers Car Leasing.

"Acquisition" has the meaning assigned to such term in the preamble hereto.

"Acquisition Loans" means Loans made on the Effective Date the proceeds of which are used to fund the Acquisition or to pay related fees and expenses.


"Adjusted LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) 1.00 minus the Statutory Reserves applicable to such Eurocurrency Borrowing.

"Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.

"Administrative Questionnaire" means an Administrative
Questionnaire in a form supplied by the Administrative
Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agents" means, collectively, the Administrative Agent and the London Agent.

 		"Alternate Base Rate" means, for any
day, a rate per annum equal to the greater of (a) the Prime
Rate in effect on such day and (b) the Federal Funds
Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective
Rate, respectively.

"Applicable Agent" means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan, Borrowing or Letter of Credit denominated in Sterling or Euro, the London Agent.

"Applicable Rate" means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurocurrency Spread" or "Commitment Fee Rate", as the case may be, based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index
Debt:

Index Debt Ratings	ABR		Eurocurrency	Commitment Fee
(S&P/Moody's):		Spread	Spread		Rate

Category 1
BBB+/Baa1 or
higher			0.000%	0.875%		0.150%

Category 2
BBB/Baa2			0.000%	1.000%		0.175%

Category 3
BBB-/Baa3			0.250%	1.250%		0.200%

Category 4
BBB-/Ba1 or
BB+/Baa3			0.500%	1.500%		0.250%

Category 5
BB+/Ba1			0.750%	1.750%		0.275%

Category 6
BB/Ba2 or lower		1.250%	2.250%		0.375%

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall
(A) within different Categories but each such rating shall be within a Category at or above Category 4, the Applicable Rate shall be based on the higher of the two ratings, unless one of the ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings, (B) within Category 4, the Applicable Rate shall be determined by reference to Category 4 and (C) except in the case where Category 4 applies, within different Categories but at least one of such ratings shall be within a Category at or below Category 5, the Applicable Rate shall be determined by reference to the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01(f) hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

"Asset Disposition" means (a) any sale, transfer or other disposition of any capital stock of any Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary (including, without limitation, through the merger of any Subsidiary with or into any Person other than the Company or any Wholly Owned Subsidiary), (b) any sale, transfer or other disposition of any other property or asset of the Company or any Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary, other than any sale, transfer or other disposition of: (i) any current asset in the ordinary course of business; (ii) any asset within 180 days after the acquisition, or completion of construction, thereof to a Person other than the Company or a Subsidiary who then leases such property to the Company or a Subsidiary; (iii) the Acquired Car Leasing Business; (iv) any Specified Asset; (v) any property or asset pursuant to a Securitization Transaction permitted under Section 6.01(h); and (vi) any other property or assets in the ordinary course of business if the total consideration received by the Company and the Subsidiaries in respect of any such sale, transfer or other disposition, or series of related sales, transfers or dispositions, does not exceed $5,000,000, or
(c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, assets of the Company or any Subsidiary where the total consideration received by the Company and the Subsidiaries in respect of such event or proceeding, or series of events or proceedings, exceeds $5,000,000.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by
Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

"Attributable Debt" means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

"BHL" has the meaning assigned to such term in the preamble hereto.

"Board" means the Board of Governors of the Federal Reserve
System of the United States of America.

"Borrower" means the Company or any Borrowing Subsidiary.

"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest
Period is in effect, or (b) Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest
Period is in effect.

"Borrowing Minimum" means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000, (b) in the case of a Borrowing denominated in British pound sterling, 5,000,000 and
(c) in the case of a Borrowing denominated in Euro dollars, 5,000,000.

"Borrowing Multiple" means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing denominated in British pound sterling, 1,000,000 and
(c) in the case of a Borrowing denominated in Euro dollars, 1,000,000.

"Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03.

"Borrowing Subsidiary" means CBC, the UK Borrower and any other Subsidiary that has been designated as such pursuant to Section 2.19 and that has not ceased to be a Borrowing
Subsidiary as provided in such Section.

"Borrowing Subsidiary Agreement" means a Borrowing
Subsidiary Agreement substantially in the form of Exhibit A-
1.

"Borrowing Subsidiary Termination" means a Borrowing
Subsidiary Termination substantially in the form of Exhibit A-2.

"Bridge Facility" means the senior unsecured bridge credit facility made available to the Company and CBC under the Bridge Credit Agreement dated as of the date hereof among the Company, CBC, the lenders named therein and JPMC, as administrative agent, as amended from time to time. The aggregate amount of the loans borrowed under the Bridge
Facility on the Effective Date was $750,000,000.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with (i) a Eurocurrency Loan or (ii) a Letter of Credit denominated in Sterling or Euro, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and
(b) when used in connection with a Loan denominated in Euro, the term "Business Day" shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

"Calculation Date" means the last Business Day of each fiscal quarter of the Company.

"CAM" means the mechanism for the allocation and exchange of interests in Loans and other extensions of credit under the several Tranches and Term Loans and collections thereunder established under Section 7.02.

"CAM Exchange" means the exchange of the Lender's interests provided for in Section 7.02.

"CAM Exchange Date" means the date on which any event referred to in paragraph (h) or (i) of Section 7.01 shall occur in respect of the Company or the UK Borrower.

"CAM Percentage" means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) and such Lender's participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) and the aggregate undrawn amount of undrawn Letters of Credit immediately prior to the CAM Exchange Date.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"CBC" means Coors Brewing Company, a Colorado corporation.

"Change in Control" means (a) at any time when the Permitted Holders do not beneficially own Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than any Permitted Holder, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group, other than any Permitted Holder.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law, but if not having the force of law, being of a type with which such Person would ordinarily comply) of any Governmental Authority made or issued after the date of this Agreement.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, UK Tranche Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a US Tranche Revolving Commitment, a UK Tranche Revolving Commitment or a Term Loan Commitment.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commitment" means a US Tranche Revolving Commitment, a
UK Tranche Revolving Commitment or Term Loan Commitment or any combination thereof (as the context requires).

"Company" means Adolph Coors Company, a Colorado corporation.

"Consolidated EBITDA" means, for any period, consolidated net income of the Company and the Subsidiaries for such period plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of
(i) Consolidated Interest Expense for such period,
(ii) consolidated income tax expense for such period,
(iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges for such period (provided, that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) cash charges for such period related to the sale, transfer or other disposition of Specified Assets in an aggregate amount for all periods for all such cash charges not to exceed $50,000,000, and (vi) extraordinary non-cash losses for such period (provided, that any cash payments made in respect of items that are the subject of any such extraordinary non-cash loss shall be subtracted in computing Consolidated EBITDA during the periods in which such cash payments are made), determined without giving effect to any extraordinary gains for such period (other than up to $10,000,000 of extraordinary cash gains realized in such period) to the extent included in determining consolidated net income of the Company and the Subsidiaries, all determined on a consolidated basis in accordance with GAAP; provided that for the purposes of computing the ratios set forth in Sections 6.06 and 6.07 and identifying the Significant Subsidiaries, Consolidated EBITDA in respect of the fiscal quarter ending March 31, 2002, and the fiscal quarters ended December 30, 2001 and September 30, 2001, shall include the consolidated EBITDA of the Acquired Business, which shall be deemed to equal for any such quarter (i) if pro forma quarterly consolidated financial statements of the Acquired Business meeting the requirements of Regulation S-X under the Securities Act of 1933 are available, the actual consolidated quarterly EBITDA of the Acquired Business for such quarter, calculated in the manner set forth above, or (ii) if such pro forma quarterly consolidated financial statements of the Acquired Business meeting the requirements of Regulation S-X under the Securities Act of 1933 are not available, the annual consolidated EBITDA of the Acquired Business, calculated in the manner set forth above on the basis of audited annual consolidated financial statements of the Acquired Business for the four fiscal quarters ended December 30, 2001, divided by four.

"Consolidated Interest Expense" means, for any period, the interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (and giving effect on a net basis to payments made or received under interest rate protection agreements or other interest rate hedging arrangements), including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP. For purposes of determining the ratio set forth in Section 6.07 for the four fiscal quarter periods ended at June 30, 2002, September 29, 2002, and December 29, 2002, Consolidated Interest Expense shall be determined by multiplying Consolidated Interest Expense for the period commencing April 1, 2002 by (i) 4, in the case of the period ended June 30, 2002, (ii) 2, in the case of the period ended September 29, 2002, and (iii) 4/3, in the case of the period ended December 29, 2002.

"Consolidated Net Tangible Assets" means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and the Subsidiaries, minus (a) all current liabilities of the Company and the Subsidiaries (excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Company and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.01, determined on a consolidated basis in accordance with GAAP.

"Consolidated Total Debt" means, on any date, all Indebtedness of the Company and the Subsidiaries on such date (other than obligations referred to in clause (i) of the definition of "Indebtedness" to the extent they support liabilities that do not themselves constitute Indebtedness), determined, without duplication, on a consolidated basis in accordance with GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would become an Event of Default.

"Designated Obligations" means, in respect of this Agreement, all Obligations of the Loan Parties in respect of
(a) principal of and interest on the Loans, (b) payments required to be made hereunder in respect of Letters of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (c) commitment fees and Letter of Credit participation fees in respect of this Agreement, in each case regardless of whether then due and payable.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

"dollars" or "$" refers to lawful money of the United States of America.

"Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

"EMU Legislation" means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

"Environmental Laws" means all applicable and legally binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to environmental or workplace health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and
Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Euro" or "_" means the single currency of the European
Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

"Eurocurrency", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in
Section 7.01.

"Exchange Rate" means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Index WCR page for such currency, or if such rate does not appear on the Bloomberg Index WCR, on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, after consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

"Excluded Taxes" means, with respect to any Lender, Agent or the Issuing Bank, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that is imposed (other than by operation of the CAM) (i) by the United States of America on payments by any Borrower organized or resident for tax purposes in the United States or (ii) by the United Kingdom on payments by any Borrower organized or resident for tax purposes in the United Kingdom, in either case to the extent such tax is in effect and would apply as of the date such Lender, Agent or the Issuing Bank becomes a party to this Agreement or relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate receives such payment or such lending office is designated, (d) any withholding tax that is attributable to such Lender's, Agent's or the Issuing Bank's failure to comply with Section 2.16(e), (e) Taxes imposed by any jurisdiction (i) in which the Borrower is not organized or resident for tax purposes, (ii) through which no payment is made by or on behalf of the Borrower under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of a Borrower under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment, and (f) Taxes imposed by the United Kingdom on a payment under this Agreement to a Lender that was a Qualifying Lender on the date it became a party to this Agreement if such Taxes are imposed solely as a result of the relevant Lender ceasing to be a Qualifying Lender, other than as a result of any change in any law, treaty, published practice or concession by any relevant Governmental Authority after the date such Lender becomes a party to this Agreement.

"Existing Credit Agreement" means the $200,000,000 Revolving
Credit Agreement dated as of October 23, 1997, among the Company, Nationsbank of Texas, N.A., as agent and the banks party thereto.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of
New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

"Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United
States or any state thereof.

"GAAP" means generally accepted accounting principles in the United States of America, as construed in accordance with
Section 1.04.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guarantee Requirement" means, at any time, that the Subsidiary Guarantee Agreement (or a supplement referred to therein) shall have been executed by each Significant
Subsidiary (other than a Foreign Subsidiary) existing at such time, shall have been delivered to the Administrative
Agent and shall be in full force and effect; provided, however, that, with respect to any Person that becomes a Significant Subsidiary (other than a Foreign Subsidiary) after the date hereof, the Guarantee Requirement shall be satisfied if such Person executes a supplement to the Subsidiary Guarantee Agreement within 15 days of becoming a Significant Subsidiary.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The
"principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay to the counterparty thereunder in accordance with the terms of such Hedging Agreement if such Hedging Agreement were terminated at such time.

"Indebtedness" of any Person means, without duplication,
(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary title retention provisions in supply contacts entered into in the ordinary course of business with payment terms not exceeding 90 days), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, that the amount of Indebtedness of such Person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or with a right to be secured by) such Liens pursuant to the terms of the instruments embodying such Indebtedness of others, (g) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations of such Person in respect of Hedging Agreements,
(k) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (l) all Securitization Transactions of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

"Information Memorandum" means the Confidential Information
Memorandum dated January 2002 relating to the Company and the Transactions.

"Interest Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDA for such period to
(b) Consolidated Interest Expense for such period.

"Interest Election Request" means a request by a Borrower to convert or continue a Revolving Borrowing or a Term
Borrowing in accordance with Section 2.06.

"Interest Payment Date" means (a) with respect to any ABR
Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest
Period.

"Interest Period" means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or, if agreed by the applicable Lenders, nine or twelve months, thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the initial Interest Period for the Borrowings made on the Effective Date will be a period of 21 days. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Issuing Bank" means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i).
 The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"JPMC" means JPMorgan Chase Bank.

"Judgment Currency" has the meaning assigned to such term in
Section 10.14(b).

"LC Disbursement" means a payment made by the Issuing Bank in respect of a Letter of Credit.

"LC Exposure" means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time, (b) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit denominated in Sterling at such time, (c) the aggregate amount of all LC Disbursements denominated in US Dollars that have not yet been reimbursed by or on behalf of the relevant Borrower at such time and
(d) the aggregate of the US Dollar Equivalents of the amounts of all LC Disbursements denominated in Sterling that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The LC Exposure of any US Tranche Lender at any time shall be such Lender's US Tranche Percentage of the aggregate LC Exposure.

"Lender Affiliate" means, (a) with respect to any Lender,
(i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Lenders" means the Persons listed on Schedule 2.01, their successors and any other Person that shall have become a party hereto pursuant to Section 10.04, other than any such Person that ceases to be a party hereto pursuant to Section
10.04.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement on behalf of Lenders holding US
Tranche Revolving Commitments.

"Leverage Ratio" means, at any time, the ratio of
(a) Consolidated Total Debt at such time to (b) Consolidated
EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

"LIBO Rate" means, for any Interest Period, (a) with respect to (i) any Eurocurrency Borrowing denominated in a currency other than Sterling and (ii) any UK Tranche Revolving Borrowing made by the UK Borrower (or by another Borrowing Subsidiary organized under the laws of England and Wales) and denominated in Sterling, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period, or, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Applicable Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMC at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, and (b) with respect to any Eurocurrency Borrowing (other than any UK Tranche Revolving Borrowing made by the UK Borrower or by another Borrowing Subsidiary organized under the laws of England and Wales) denominated in Sterling, the interest rate per annum determined by the Applicable Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMC at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" this Agreement, each Borrowing Subsidiary
Agreement, each Borrowing Subsidiary Termination, the
Subsidiary Guarantee Agreement and each Letter of Credit and promissory note delivered pursuant to this Agreement.

"Loan Parties" means the Borrowers and the Subsidiary
Guarantors.

"Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

"Local Time" means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, New York City time and (b) with respect to a Loan, Borrowing or Letter of Credit denominated in Sterling or Euro, as applicable, London time.

"London Agent" means J.P. Morgan Europe Limited, in its capacity as London agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article IX.

"Margin Stock" means "margin stock" as defined in Regulation
U of the Board of Governors of the Federal Reserve System.

"Material Adverse Effect" means a material adverse effect on
(a) the business, assets, liabilities or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

"Material Indebtedness" means Indebtedness (other than the
Loans) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding
$25,000,000.

"Maturity Date" means the fifth anniversary of the Effective
Date.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Proceeds" means, with respect to any Asset Disposition or issuance of Indebtedness under Section 6.01(i)(iii),
(a) the cash proceeds received in respect thereof, including
(i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees, discounts, commissions and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties (other than Affiliates) in connection therewith, (ii) the amount of all payments required to be made by the Company and its Subsidiaries as a result thereof to repay Indebtedness (other than Loans) secured by the assets disposed of or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries with respect to the year that such Asset Disposition occurred and that are directly attributable to such Asset Disposition (as determined reasonably and in good faith by the chief financial officer of the Company), and
(iv) the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable in connection with, and directly attributable to, such Asset Disposition (as determined reasonably and in good faith by the chief financial officer of the Company).

"Obligations" means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each interest rate Hedging Agreement relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such hedging agreement was entered into.

"Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document other than an Assignment and Acceptance that does not require the consent of the Company and a sale of a participation pursuant to
Section 10.04.

"Participant" has the meaning set forth in Section 10.04(e).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Encumbrances" means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) any interest or title of a lessor in the property subject to any lease other than (A) a capital lease or (B) a lease entered into as part of a sale and leaseback transaction subject to Section 6.03;

(h) Liens in favor of customs or revenue authorities imposed by law and arising in the ordinary course of business in connection with the importation of goods;

(i) interests of suppliers in respect of customary title retention provisions in supply contacts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and

(j) rights of set-off in favor of financial institutions
(other than in respect of amounts deposited to secure
Indebtedness);

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Holders" means (a) the Adolph Coors, Jr. Trust,
(b) any trustee of such Trust acting in its capacity as such, (c) any Person that is a beneficiary of such trust on the date hereof, (d) any other trust or similar arrangement for the benefit of such beneficiaries and (e) the successors of any such Persons.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York
City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Qualifying Lender" means a Lender which is, on the date a payment falls due under this Agreement, (a) beneficially entitled to, and within the charge to United Kingdom corporation tax in respect of, that payment and that is a Lender in respect of an advance made by a person that was a bank for purposes of Section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act 1988) at the time the advance was made, (b) a person to whom that payment may be made without deduction or withholding for or on account of United Kingdom taxes by reason of an applicable double taxation treaty between the United Kingdom and the country in which that Lender is, or is treated as, resident or carrying on a business pursuant to which there is a valid and extant claim of such person or (c) beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by Section 11(2) of the Income and Corporation Taxes Act 1988).

"Quotation Day" means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

"Receivables" means accounts receivable (including, without limitation, all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance) and payments owing to the Company or any Subsidiary from public house businesses in the United Kingdom in respect of loans made by BHL or any Subsidiary of BHL to such businesses.

"Register" has the meaning set forth in Section 10.04.

"Related Parties" means, with respect to any specified
Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Lenders" means, at any time, Lenders having
Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time.

"Reset Date" has the meaning assigned to such term in
Section 1.05.

"Revolving Availability Period" means the period from and including (i) with respect to Loans the proceeds of which are to be used to fund the Acquisition or to pay related fees and expenses, the Effective Date or (ii) with respect to other extensions of credit hereunder, the date on or after the Effective Date on which the conditions set forth in Section 4.02 have been satisfied (or waived in accordance with Section 10.02), to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

"Revolving Commitment" means a US Tranche Revolving
Commitment or a UK Tranche Revolving Commitment, or any combination thereof (as the context requires).

"Revolving Credit Exposure" means a US Tranche Revolving
Credit Exposure or a UK Tranche Revolving Credit Exposure.

"Revolving Loan" means a US Tranche Revolving Loan or a UK
Tranche Revolving Loan.

"Sale-Leaseback Transactions" means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a "Sale-Leaseback
Transaction".

"S&P" means Standard & Poor's.

"Securitization Transaction" means (a) any transfer by the Company or any Subsidiary of Receivables or interests therein and all collateral securing such Receiveables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing (i) to a trust, partnership, corporation or other entity (other than the Company or a Subsidiary other than a SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), or (b) any transaction in which the Company or a Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables. The "amount" or "principal amount" of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of any such Receivables that have been written off as uncollectible, and
(B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables.

"Share Purchase Agreement" means the Share Purchase
Agreement dated December 24, 2001 among Interbrew S.A.,
Interbrew UK Holdings Limited, Brandbrew S.A., Bass Holdings
Limited, Golden Acquisition Limited, Coors Worldwide, Inc.
and the Company.

"Significant Subsidiary" means (a) each Borrowing Subsidiary, (b) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary, (c) each Subsidiary identified as a Significant Subsidiary on
Schedule 3.13, (d) any Subsidiary designated from time to time by the Company as a Significant Subsidiary by written notice to the Administrative Agent and (e) any other Subsidiary (other than a SPE) (i) the consolidated EBITDA of which for the most recently ended period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) was more than the lesser of (A) 5% of the Company's Consolidated EBITDA for such period and (B) $25,000,000 or (ii) the consolidated assets of which as of the last day of the most recent period for which financial statements have been delivered pursuant to
Section 5.01(a) or (b) (or, prior to the delivery of any such statements, December 30, 2001) were greater than 5% of the Company's consolidated total assets as of such date as shown on such financial statements (or, prior to the delivery of such financial statements, on the pro forma consolidated balance sheet referred to in Section 3.04(d)). The Company covenants that it will designate Subsidiaries as Significant Subsidiaries as contemplated by clause (d) of the preceding sentence as necessary in order that the total consolidated assets and the consolidated EBITDA of the Significant Subsidiaries (together with the directly owned assets and EBITDA of the Company) will represent not less than 90% of consolidated total assets or Consolidated EBITDA of the Company at any relevant date or for any relevant period referred to above. For purposes of making the determinations required by this definition, the EBITDA and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Company.

"SPE Subsidiary" means any Subsidiary formed solely for the purpose of, and that engages only in, one or more
Securitization Transactions.

"Specified Assets" means the Capehill Brewery, the Alton
Brewery and any of the malting facilities of BHL or any of its Subsidiaries located in the United Kingdom.

"Specified Event" shall mean an Event of Default specified in paragraph (h) or (i) of Section 7.01.

"Statutory Reserves" means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United
States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made or funded to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, in each case expressed as a decimal.

"Sterling" means the lawful money of the United Kingdom.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Company. At all times after the Acquisition, BHL and the subsidiaries of BHL acquired in the Acquisition will constitute Subsidiaries.

"Subsidiary Guarantee Agreement" means a Subsidiary
Guarantee Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders, the Agents and the Issuing Bank.

"Subsidiary Guarantors" means each Person listed on
Schedule 3.13 and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person, but excluding any Person that ceases to be a Subsidiary Guarantor in accordance with the provisions of the Loan Documents.

"Syndication Agent" means Deutsche Banc Alex. Brown Inc.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Term Lender" means a Lender with a Term Loan Commitment or an outstanding Term Loan.

"Term Loan" means a Loan made pursuant to Section 2.01(c).

"Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.
 The initial amount of each Lender's Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Term Loan Commitments is $800,004,400.

"Tranche" means a category of Commitments and extensions of credits thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the US Tranche
Revolving Commitments and the US Tranche Revolving Loans,
(b) the UK Tranche Revolving Commitments and the UK Tranche
Revolving Loans and (c) the Term Commitments and the Term
Loans.

"Transactions" means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan
Documents, the borrowing of Loans and the use of the proceeds thereof, the Acquisition and the other transactions contemplated to be effected on the Effective Date in connection therewith.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base
Rate.

"UK Borrower" means Golden Acquisition Limited.

"UK Tranche Lender" means a Lender with a UK Tranche
Revolving Commitment or with outstanding UK Tranche
Revolving Loans.

"UK Tranche Percentage" means, with respect to any UK Tranche Lender, the percentage of the total UK Tranche Revolving Commitments represented by such Lender's UK Tranche Revolving Commitment. If the UK Tranche Revolving Commitments have terminated or expired, the UK Tranche Percentages shall be determined based upon the UK Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

"UK Tranche Revolving Borrowing" means a Borrowing comprised of UK Tranche Revolving Loans.

"UK Tranche Revolving Commitment" means, with respect to each UK Tranche Lender, the commitment of such UK Tranche
Lender to make UK Tranche Revolving Loans pursuant to
Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such UK Tranche
Lender's UK Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each UK Tranche
Lender's UK Tranche Revolving Commitment is set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such UK Tranche Lender shall have assumed its UK
Tranche Revolving Commitment, as applicable. The aggregate amount of the UK Tranche Revolving Commitments on the date hereof is US$50,000,000.

"UK Tranche Revolving Credit Exposure" means, at any time, the sum of (a) the aggregate principal amount of the UK Tranche Revolving Loans denominated in US Dollars outstanding at such time and (b) the US Dollar Equivalent of the aggregate principal amount of the UK Tranche Revolving Loans denominated in Sterling or Euro outstanding at such time. The UK Tranche Revolving Credit Exposure of any Lender at any time shall be such Lender's UK Tranche Percentage of the total UK Tranche Revolving Credit Exposure at such time.

"UK Tranche Revolving Loan" means a Loan made by a UK
Tranche Lender pursuant to Section 2.01(b).  Each UK Tranche
Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each UK Tranche
Revolving Loan denominated in Sterling shall be a Eurocurrency Loan.

"US Dollars" or "US$" refers to lawful money of the United
States of America.

"US Dollar Equivalent" means, on any date of determination,
(a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in Sterling or Euro, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to Sterling or Euro, as the case may be, at the time in effect under the provisions of such Section.

"US Tranche Lender" means a Lender with a US Tranche
Revolving Commitment or with outstanding US Tranche
Revolving Credit Exposure.

"US Tranche Percentage" means, with respect to any US Tranche Lender, the percentage of the total US Tranche Revolving Commitments represented by such Lender's US Tranche Revolving Commitment. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

"US Tranche Revolving Borrowing" means a Borrowing comprised of US Tranche Revolving Loans.

"US Tranche Revolving Commitment" means, with respect to each US Tranche Lender, the commitment of such US Tranche
Lender to make US Tranche Revolving Loans pursuant to
Section 2.01(a) and to acquire participations in Letters of credit pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of such Lender's US Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each US
Tranche Lender's US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such US Tranche Lender shall have assumed its US Tranche Revolving Commitment, as applicable. The aggregate amount of the US Tranche Revolving Commitments on the date hereof is US$250,000,000.

"US Tranche Revolving Credit Exposure" means, at any time, the sum of (a) the aggregate principal amount of the US Tranche Revolving Loans denominated in US Dollars outstanding at such time, (b) the US Dollar Equivalent of the aggregate principal amount of the US Tranche Revolving Loans denominated in Sterling outstanding at such time and
(c) the aggregate LC Exposure at such time. The US Tranche Revolving Credit Exposure of any Lender at any time shall be such Lender's US Tranche Percentage of the total US Tranche Revolving Credit Exposure at such time.

"US Tranche Revolving Loan" means a Loan made by a US
Tranche Lender pursuant to Section 2.01(a).  Each US Tranche
Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

"Wholly Owned Subsidiary" means any Subsidiary all the Equity Interests in which, other than directors' qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Company or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Company.

"Withdrawal Liability" means liability to a Multiemployer
Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "US Tranche Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "US Tranche Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "US Tranche Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "US Tranche Eurocurrency Revolving Borrowing").

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall".
Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower's behalf and the Agents are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the financial statements delivered under
Section 5.01(a) or (b) shall in all cases be prepared in accordance with GAAP as in effect at the applicable time).

SECTION 1.05.  Exchange Rates.  (a)  Not later than
1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Sterling and Euro and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date") or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.14 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Sterling or Euro.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date and each date on which Revolving Loans denominated in Sterling or Euro are made, or Letters of Credit denominated in Sterling are issued, the Administrative Agent shall (i) determine the aggregate amount of each of the US Tranche Revolving Credit Exposure and the UK Tranche Revolving Credit Exposure (after giving effect to any Loans made or repaid or Letters of Credit issued, drawn or expired on such date) and (ii) notify the Lenders and the Company of the results of such determination.

	ARTICLE II

	The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in US Dollars or Sterling in an aggregate principal amount at any time outstanding that will not result in (i) such Lender's US Tranche Revolving Credit Exposure exceeding its US Tranche Revolving Commitment or (ii) the aggregate amount of the Lenders' US Tranche Revolving Credit Exposures exceeding the aggregate amount of the US Tranche Revolving Commitments.

  		(b) Subject to the terms and conditions set forth herein, each UK Tranche Lender agrees to make UK Tranche
Revolving Loans to the UK Borrower in Sterling and UK
Tranche Revolving Loans to the Company, CBC and/or the UK
Borrower in US Dollars, Sterling or Euro from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) such Lender's UK Tranche Revolving Credit
Exposure exceeding its UK Tranche Revolving Commitment or
(ii) the aggregate amount of the Lenders' UK Tranche
Revolving Credit Exposures exceeding the aggregate amount of the UK Tranche Revolving Commitments.

(c) Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan or Term Loans to the Company, CBC and/or the UK Borrower in US Dollars or
Sterling on the Effective Date in an aggregate principal amount not greater than its Term Loan Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other
Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b) Subject to Section 2.13, (i) each US Tranche Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans and (B) in the case of a Borrowing denominated in Sterling, Eurocurrency Loans, in each case as the applicable Borrower may request in accordance herewith; (ii) each UK Tranche Revolving Borrowing shall be comprised entirely of
(A) in the case of a Borrowing denominated in Sterling or Euros, Eurocurrency Loans and (B) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, in each case as the applicable Borrower may request in accordance herewith; and (iii) each Term Loan Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans and (B) in the case of a Borrowing denominated in Sterling, Eurocurrency Loans, in each case as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and that such Borrower's obligation to make payments pursuant to Section 2.16 shall not increase.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available US Tranche Revolving Commitments or UK Tranche Revolving Commitments, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e), as the case may be. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) ten US Tranche Eurocurrency Revolving Borrowings outstanding, (ii) five UK Tranche Eurocurrency Revolving Borrowings outstanding or
(iii) ten Eurocurrency Term Loan Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity
Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or a Term Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing (other than a UK Tranche Revolving Borrowing denominated in Sterling by the UK Borrower or by another Borrowing Subsidiary organized under the laws of England and Wales), not later than 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a UK Tranche Revolving Borrowing denominated in Sterling by the UK Borrower or by another Borrowing Subsidiary organized under the laws of England and Wales, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 2:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by
Section 2.04(e), or to replace a Eurocurrency Borrowing Request deemed ineffective pursuant to clause (i) of Section 2.13, may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; and provided further that any such notice in respect of any Borrowing to be made on the Effective Date may be given at such later time or on such shorter notice as the Applicable Agent may agree. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) whether the requested Borrowing is to be a US Tranche
Revolving Borrowing, a UK Tranche Revolving Borrowing or a
Term Borrowing;

(iii) the currency and aggregate principal amount of the requested Revolving Borrowing or Term Borrowing;

(iv) the date of the requested Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial
Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest
Period"; and

(vii) the location and number of the applicable Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 or other disbursement instructions that shall have been given by the applicable Borrower to the Applicable Agent.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing and (ii) in the case of any other Borrowing, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in US Dollars or Sterling, in any case in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.
 In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by such Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the first Business Day after the Effective Date, without further action by any party hereto, the Issuing Bank shall be deemed to have granted to each US Tranche Lender and each US Tranche Lender shall be deemed to have purchased from the Issuing Bank a participation in each letter of credit issued by the Issuing Bank on or prior to the Effective Date for the account of the Company or any Subsidiary in accordance with paragraph (d) below, and each such letter of credit shall constitute a Letter of Credit for all purposes hereof.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Applicable Agent (in any case reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the aggregate US Tranche Revolving Credit Exposures will not exceed the aggregate US Tranche Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and
(ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US Tranche Lenders, the Issuing Bank hereby grants to each US Tranche Lender, and each US Tranche Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such US Tranche Lender's US Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit.
In consideration and in furtherance of the foregoing, each US Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's US Tranche Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Tranche Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement shall have been made, not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 1:00 p.m., Local Time, on (A) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 11:00 a.m., Local Time, on the day of receipt, or (B) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, however, that if the applicable Borrower shall fail to deliver a timely Borrowing Request to finance the reimbursement of such LC Disbursement (and shall not otherwise reimburse such LC Disbursement pursuant to the provisions of this paragraph), then such Borrower shall be deemed to have delivered a Borrowing Request for an ABR Revolving Borrowing in an amount equal to the US Dollar Equivalent of the LC Disbursement, and the Applicable Agent shall apply the proceeds of any ABR Revolving Borrowing made in response to such Borrowing Request to the reimbursement of such LC Disbursement (after converting such proceeds, if necessary, into the currency of such LC Disbursement). Promptly following receipt by the Applicable Agent of any payment from the applicable Borrower (or by the application of proceeds of an ABR Revolving Borrowing) pursuant to this paragraph, the Applicable Agent shall distribute such payment to the Issuing Bank or, to the extent that US Tranche Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such US Tranche Lenders and the Issuing Bank as their interests may appear. If the applicable Borrower fails to make such payment when due, directly or through the application of an ABR Borrowing, then, upon notice from the applicable Issuing Bank to the applicable Borrower and the Applicable Agent, the Applicable Agent shall notify each US Tranche Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender's US Tranche Percentage thereof. Promptly following receipt of such notice, each US Tranche Lender shall pay to the Applicable Agent its US Tranche Percentage of the payment then due from the applicable Borrower in the same manner as provided in Section 2.05 with respect to Loans made by such US Tranche Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Lenders), and the Applicable Agent shall promptly pay to the Issuing Bank the amounts so received by it from the US Tranche Lenders. Any payment made by a US Tranche Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers' obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,
(iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or
(iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers' obligations hereunder. None of the Agents, the US Tranche Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Applicable Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the US Tranche Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of any LC Disbursement denominated in Sterling, a rate per annum determined by the Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans; provided that, at all times after the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any US Tranche Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such US Tranche Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If the US Tranche Revolving Commitments shall have been terminated or an Event of Default shall have occurred and be continuing and the Company shall receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, US Tranche Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the US Tranche Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Specified Event with respect to the Company. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Loan Parties under the Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. At the request of the Company, amounts so deposited shall be invested by the Administrative Agent, at the Company's risk and expense, in high quality overnight or short-term cash equivalent investments of prime financial institutions (which may include the Administrative Agent) maturing prior to the date or dates on which the Administrative Agent anticipates that such amounts will be applied as required by this paragraph.
 Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of US Tranche Lenders with LC Exposures representing greater than 50% of the total LC Exposure) be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower notified by the Borrower to the Applicable Agent (i) in the United States, in the case of Loans denominated in US Dollars and (ii) in the United Kingdom, in the case of Eurocurrency Loans denominated in Sterling or Euro, or otherwise in accordance with disbursement instructions given by such Borrower to the Applicable Agent; provided that US Tranche Revolving Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under
Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or by the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to
(i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with
Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting
Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business
Day;

(iii) the Type of the resulting Borrowing; and

(iv)  if the resulting Borrowing is to be a Eurocurrency
Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest
Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest
Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)  Promptly following receipt of an Interest Election
Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender's portion of each resulting
Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing, then (i) in the case of a Revolving Borrowing denominated in US Dollars, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (ii) in the case of any Revolving Borrowing denominated in a currency other than US Dollars (other than a UK Tranche Revolving Borrowing denominated in Sterling by the UK Borrower or another Borrowing Subsidiary organized under the laws of England and Wales), unless the applicable Borrower has advised the Applicable Agent that such Borrowing will be repaid at the end of the Interest Period applicable thereto by 2:00 p.m., Local Time, three Business Days before the end of such Interest Period, such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration and (iii) in the case of a UK Tranche Revolving Borrowing denominated in Sterling by the UK Borrower or another Borrowing Subsidiary organized under the laws of England and Wales, unless such Borrowing is repaid as provided herein, such Borrowing shall be continued at the end of the Interest Period applicable thereto as a Eurocurrency Borrowing with an Interest Period of one month's duration. If the Company, CBC or the UK Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Term Borrowing, and does not advise the Applicable Agent that such Borrowing will be repaid at the end of the Interest Period applicable thereto by 2:00 p.m., Local Time, three Business Days before the end of such Interest Period, then at the end of such Interest Period, such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month's duration.

SECTION 2.07.  Termination and Reduction of Commitments.
(a) Unless previously terminated, (i) the Term Loan
Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Revolving Commitments shall terminate on the Maturity Date and (iii) all the Commitments shall terminate if the initial borrowing hereunder shall not have occurred by February 28, 2002.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, or the entire amount of the Commitments of such Class, (ii) the Company shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.10, the aggregate US Tranche Revolving Credit Exposures would exceed the aggregate US Tranche Revolving Commitments and (iii) the Company shall not terminate or reduce the UK Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the UK Tranche Revolving Loans in accordance with Section 2.10, the aggregate UK Tranche Revolving Credit Exposures would exceed the aggregate UK Tranche Revolving Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Promptly following receipt of any such notice, the Administrative Agent shall advise the London Agent and the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.
(a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders (i) the then unpaid principal amount of each Revolving Borrowing of such Borrower on the Maturity Date and (ii) the then unpaid principal amount of each Term Loan of such Borrower as provided in Section 2.09. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Subject to the Register described in Section 10.04, the Administrative Agent shall maintain accounts (including the Register described in Section 10.04) in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender's share thereof. The London Agent shall furnish to the Administrative Agent, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence. The Administrative Agent shall notify in writing the London Agent promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of payment of any principal with respect to any such Loan or Borrowing.

(d) Subject to the Register described in Section 10.04, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent, acting reasonably. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.09. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the applicable Borrowers shall repay the principal of the Term Borrowings in 16 consecutive quarterly installments (each of which may consist of payments of one or more Term Borrowings selected by such Borrowers), the aggregate US Dollar Equivalent of each of which on the applicable quarterly installment date shall be the amount (expressed as a percentage of the sum of the US Dollar Equivalents on the fifth Business Day prior to the applicable quarterly installment date of the amounts of the Term Loans made on the Effective Date) set forth opposite the applicable quarterly installment date below:

Date				Amount

March 28, 2003		3.75%
June 27, 2003		3.75%
September 26, 2003	3.75%
December 26, 2003		3.75%
March 26, 2004		5.00%
June 25, 2004		5.00%
September 24, 2004	5.00%
December 22, 2004		5.00%
March 25, 2005		6.25%
June 24, 2005		6.25%
September 23, 2005	6.25%
December 21, 2005		6.25%
March 24, 2006		10.00%
June 23, 2006		10.00%
September 22, 2006	10.00%
Maturity Date		10.00%

The Administrative Agent shall not less than five Business Days prior to each quarterly installment date deliver to the Company a calculation of the aggregate amount of the payment required to be made hereunder on such quarterly installment date.

(b) To the extent not previously repaid, all Term Loans shall be due and payable on the Maturity Date.

(c) Any mandatory prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably in accordance with the amounts thereof. Any voluntary prepayment of a Term Borrowing shall be applied to reduce the next scheduled quarterly repayment of the Term Borrowings to be made pursuant to this Section and thereafter to reduce subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably in accordance with the amounts thereof. For purposes of determining the amount by which any quarterly installment of principal is to be reduced as a result of any prepayment, the amount of such prepayment (denominated in the currency in which such prepayment shall have been made) shall be allocated as provided above in this paragraph on the next quarterly installment date among the remaining scheduled installments of principal, and the US Dollar Equivalent of the amount so allocated to each scheduled installment shall be determined as of the date of determination under paragraph (a) above of the amount of the payment due on the applicable quarterly installment date.

(d) Prior to any repayment of Term Borrowings, the Company shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone
(confirmed by telecopy) of such selection not later than 11:00 a.m., New York time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.10. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b) If the aggregate Revolving Credit Exposures of any Class shall exceed the aggregate Revolving Commitments of such Class, then (i) on the last day of any Interest Period for any Eurocurrency Revolving Borrowing of such Class and
(ii) on any other date in the event ABR Revolving Borrowings of such Class shall be outstanding, the applicable Borrowers shall prepay Revolving Loans of such Class in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the Borrowings referred to in clauses (i) and (ii), as applicable. If, on any Reset Date, the aggregate amount of the Revolving Credit Exposures of any Class shall exceed 105% of the aggregate Commitments of such Class, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Borrowings of such Class in an aggregate principal amount sufficient to eliminate such excess.

(c)(i) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Asset Disposition, the Company shall, within three Business Days after such Net Proceeds are received, prepay or cause the applicable Borrower to prepay Term Borrowings in an aggregate amount equal to 50% of such Net Proceeds; provided that the Company shall not be subject to such prepayment obligation to the extent that within such period of three Business Days the Company notifies the Administrative Agent that it intends to reinvest such Net Proceeds in capital assets within 12 months after the receipt thereof, and within such 12-month period the Company delivers to the Administrative Agent a notice certifying that such Net Proceeds have in fact been so invested; provided, further, however, that if the Company gives such a notice of its intention to reinvest such Net Proceeds and such Net Proceeds are not reinvested within the 12-month period referred to above, the Company shall forthwith apply or cause the applicable Borrower to apply such Net Proceeds to prepay Term Borrowings.

(ii)  In the event and on each occasion that any Net
Proceeds are received by or on behalf of the Company in respect of any Indebtedness issued under Section
6.01(i)(iii), the Company shall, within three Business Days after such Net Proceeds are received, prepay or cause the applicable Borrower to prepay Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment and
(ii) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Except to the otherwise required in connection with any mandatory prepayment, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(f) In the event the amount of any prepayment required to be made pursuant to this Section shall exceed the aggregate principal amount of the ABR Term Loans or ABR Revolving Loans, as the case may be, outstanding (the amount of any such excess being called the "Excess Amount"), the applicable Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding ABR Loans of the applicable Class and to deposit an amount equal to the Excess Amount with the Applicable Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Applicable Agent) by and in the sole dominion and control of the Applicable Agent, which shall have the exclusive right of withdrawal for application in accordance with this paragraph (f). Any amounts so deposited shall be held by the Applicable Agent as collateral for the Obligations and applied to the prepayment of the applicable Eurocurrency Loans at the ends of the current Interest Periods applicable thereto. At the request of the applicable Borrower, amounts so deposited shall be invested by the Applicable Agent, at the applicable Borrower's risk and expense, in high quality overnight or short-term cash equivalent investments of prime financial institutions (which may include the Administrative Agent) maturing prior to the date or dates on which the Applicable Agent anticipates that such amounts will be applied to prepay Eurocurrency Loans; any interest earned on such Permitted Investments will be for the account of the applicable Borrower, and the applicable Borrower will deposit with the Administrative Agent the amount of any loss on any such investment to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts is not reduced.

SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears (i) in the case of commitment fees in respect of the Revolving Commitments, on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which such Commitments terminate and (ii) in the case of commitment fees in respect of the Term Loan Commitments, on the Effective Date or any earlier date on which such Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of determining the unused portion of the Revolving Commitments, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each US Tranche Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such US Tranche Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which such US Tranche Lender's US Tranche Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date of termination of the US Tranche Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the US Tranche Revolving Commitments terminate and any such fees accruing after the date on which the US Tranche Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of the commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.  (a)  The Loans comprising each
ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest
Period in effect for such Borrowing plus the Applicable
Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and
(iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or
366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate
Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency
Borrowing denominated in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests a Eurocurrency Borrowing in such currency shall be ineffective and the applicable Borrower may instead request an ABR Borrowing not later than 12:00 noon, Local Time, on the date of the proposed Borrowing and (ii) any Interest Election Request that requests the conversion or continuation of any Revolving Borrowing or Term Borrowing as a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in US Dollars, as an ABR Borrowing, or (B) if such Borrowing is denominated in any other currency, as a Borrowing bearing interest at such rate as the Lenders and the Company may agree adequately reflects the costs to the Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto).

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participations therein, other than a condition related to Taxes, which is governed by Section
2.16;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Company will pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender or the Issuing Bank to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 360 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (including as a result of a return of funds to the Lenders under the last sentence of Section 4.01), convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(c) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Subject to all the provisions of this Section 2.16 and except as required by law, any and all payments by or on account of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the London Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, the London Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or costs are attributable to the gross negligence or willful misconduct by a Lender, Issuing Bank or Agent), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by an Agent, on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Such Lender, Issuing Bank or Agent shall give the Company written notice of any payment of Indemnified Taxes or Other Taxes to be made hereunder with respect to which the Company has an indemnity obligation, but the failure of such Lender, Issuing Bank or Agent to give such notice shall not limit its right to receive indemnification hereunder, except that a failure to give such notice will constitute gross negligence or wilful misconduct for purposes of the first sentence of this clause
(c) to the extent penalties, interest or costs are incurred solely as a result of the failure to give such notice. Such Lender, Issuing Bank or Agent shall use reasonable efforts to cooperate with the Company in seeking a refund of such payment of Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, Issuing Bank or Agent that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. Such Lender, Issuing Bank or Agent shall indemnify and hold harmless the Company and such Borrower from any penalties, interest or other costs incurred by such Borrower solely as a result of the failure of such Lender, Issuing Bank or Agent to comply properly with such documentation requirements. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it reasonably deems confidential) to any Borrower or any other Person.

(f) Each Lender, on the date it becomes a Lender hereunder, and the Issuing Bank, on the date it becomes an Issuing Bank, will designate lending offices for the Loans to be made by it and provide documentation to the Company (with a copy to the Administrative Agent) pursuant to Section 2.16(e) such that, on such date, it will not be liable for any withholding tax that is imposed (i) by the United States of America on payments by any Borrower that is organized or resident for tax purposes within such jurisdiction or (ii) by the United Kingdom on payments by any Borrower that is organized or resident for tax purposes within such jurisdiction.

(g) If a Lender, the Issuing Bank, or an Agent (each a "Finance Party") receives a refund or credit in respect of Indemnified Taxes or Other Taxes pursuant to this Section
2.16 and, in the case of a credit, such credit reduces the Tax liability of the Finance Party and is in the good faith opinion of the relevant Finance Party both identifiable and quantifiable without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such refund or credit to the relevant Borrower to the extent the Finance Party has received indemnity payments or additional amounts pursuant to this Section 2.16, net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that the relevant Borrower, upon the request of the Finance Party, agrees to repay the amount it received to the Finance Party within 30 days of such request, plus penalties, interest or other charges imposed by the relevant Governmental Authority (except to the extent such penalties or other charges are incurred solely as a result of the gross negligence or wilful misconduct of the relevant Finance Party), if the refund or credit is subsequently disallowed or cancelled. Amounts payable to a Borrower under this clause (g) with respect to a refund received by a Finance Party will be paid to the relevant Borrower within 30 days of receipt of such refund by the Finance Party. Amounts payable under this clause (g) with respect to a credit realized by a Finance Party will be paid within 30 days of the determination by the Finance Party that the credit reduced the Tax liability of such Finance Party.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Local Time (unless a different time is specified under a particular provision hereof or thereof), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company; provided that payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof to the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment. Any amount payable by any Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b) If at any time insufficient funds are received by and available to any Agent from any Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans and participations in LC Disbursements and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender's obligations to the Agents until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under
Section 2.14, or if any Borrower is required to pay any additional amount pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign (in accordance with and subject to the restrictions contained in Section 10.04) its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if any Loan Party is required to pay any additional amount pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.19. Designation of Additional Subsidiary Borrowers. The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.20. Additional Reserve Costs. (a) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender's Loans (to the extent not reflected in Statutory Reserves), such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit C hereto.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Costs
Rate) in respect of any of such Lender's Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loans.

SECTION 2.21.  Redenomination of Certain Designated Foreign
Currencies.   (a)  Each obligation of any party to this
Agreement to make a payment denominated in Sterling shall, in the event that the United Kingdom adopts the Euro as its lawful currency after the date hereof, be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). In such event, if the basis of accrual of interest expressed in this Agreement in respect of Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the Euro as its lawful currency; provided that if any Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and
(i) without limiting the liability of any Borrower for any amount due under this Agreement or any of the other Loan Documents and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in Sterling shall, immediately upon the adoption by the United Kingdom of the Euro as its lawful currency, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Company may from time to time agree to be appropriate to reflect the adoption of the Euro by the United Kingdom and any relevant market conventions or practices relating to the Euro.

	ARTICLE III

	Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concepts are applicable), in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder action. Each of the Loan Documents has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries, except, in the case of clause (a), (b), (c) and (d), to the extent that failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.  Financial Condition; No Material Adverse
Change.   (a)  The Company has heretofore furnished to the
Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2000, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2001, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The pro forma unaudited consolidated balance sheet and consolidated statements of income, stockholders equity and cash flows of the Acquired Business (which for these purposes shall include certain immaterial non-acquired assets) for the fiscal years ended September 30, 1999, August 26, 2000, December 31, 2000 and December 31, 2001, certified by the UK Borrower's chief financial officer, when furnished to the Administrative Agent, to the best of the Company's knowledge, will fairly present in all material respects the consolidated financial condition of the Acquired Business and its subsidiaries (exclusive of those assets and operations of BHL not constituting part of the Acquired Business) as at such dates and their consolidated results of operations, shareholders' equity and cash flows for the periods then ended in conformity with GAAP, subject to the absence of footnotes.

(c) The pro forma consolidated balance sheet of the Company as of December 30, 2001, prepared giving effect to the Transactions as if the Transactions had occurred on such date, when furnished to the Lenders (i) will have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Company to be reasonable), (ii) will be based on the best information available to the Company after due inquiry,
(iii) will accurately reflect all adjustments necessary to give effect to the Transactions and (iv) will present fairly, in all material respects, the pro forma financial position of the Company and its consolidated Subsidiaries as of December 30, 2001, as if the Transactions had occurred on such date. The representations and warranties set forth in clauses (iii) and (iv) are limited to the best of the Company's knowledge to the extent they relate to the Acquired Business and its subsidiaries.

(d) The pro forma consolidated balance sheet of the Company as of December 30, 2001, and the pro forma consolidated statements of income and cash flow of the Company for the fiscal year ended December 30, 2001, prepared giving effect to the Transactions as if the Transactions had occurred on such date, included in the model contained in the Information Memorandum (i) have been prepared in good faith based on assumptions believed by the Company to be reasonable, (ii) are based on the best information available to the Company after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, the pro forma financial position of the Company and its consolidated Subsidiaries as of December 30, 2001, as if the Transactions had occurred on such date. The representations and warranties set forth in clauses (iii) and (iv) are limited to the best of the Company's knowledge at the Effective Date to the extent they relate to the Acquired Business and its subsidiaries.

(e) Since December 31, 2000, there has not occurred or become known any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and the Subsidiaries has good title to, valid leasehold interests in, or valid licenses of, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except for any intellectual property the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.
(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or any other Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability,
(iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse
Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The actuarial present value of accumulated plan benefits under each Plan (based on the assumptions used for purposes of FASB Statement 35) multiplied by 115% did not, as of the date of the most recent financial statements reflecting such amounts, exceed the net assets of the Plan available for providing benefits under such Plan.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written or formally presented information furnished by or on behalf of the Company to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; and provided further that the representations and warranties set forth in this sentence are limited to the best of the Company's knowledge to the extent they relate to information or materials obtained by the Company from the Acquired Business and its subsidiaries prior to the Effective Date.

SECTION 3.12. Margin Stock. Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Loans will be used to purchase or carry any Margin Stock, to refinance any Indebtedness originally incurred for any such purpose or in any other manner that would violate any provision of Regulation U or X of the Board.

SECTION 3.13.  Subsidiaries; Guarantee Requirement.  (a)
Schedule 3.13 correctly sets forth, as of the date hereof,
(i) the name and jurisdiction of organization of each Domestic Subsidiary that is a Significant Subsidiary and
(ii) the ownership of all the outstanding Equity Interests in each such Domestic Subsidiary (other than any Equity
Interests owned by Persons other than the Company and the Subsidiaries).

(b) The Guarantee Requirement has been and remains satisfied.

	ARTICLE IV

	Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Acquisition Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the London Agent and the Lenders and dated the Effective Date) of (i) Ian Bird, Assistant Secretary of the Company, substantially in the form of Exhibit E-1, (ii) Kirkland & Ellis, special US counsel for the Company, substantially in the form of Exhibit E-2 and (iii) Slaughter & May, special UK counsel for the Company, substantially in the form of Exhibit E-3. The Borrowers hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan
Parties, the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative
Agent and its counsel.

(d)  The Guarantee Requirement shall be satisfied.

(e) The Administrative Agent shall have received (or shall be satisfied that it will receive promptly after the Effective Date) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

(f) The Acquisition shall have been completed in accordance with applicable law and the terms of the Share Purchase Agreement as heretofore provided to the Lenders, without modification or waiver of any material term or condition thereof not approved by the Administrative Agent, or, if the Acquisition will be consummated on a day that is not a Business Day, the Company shall have delivered written notice to the Lenders on the last Business Day prior to the anticipated date of such consummation advising the Lenders that the Company expects that the Acquisition will on such non-Business Day be so completed.

(g) No Specified Event shall have occurred and be continuing.

(h) The representations and warranties set forth in Sections 3.01, 3.02 and 3.03 shall be true and correct in all material respects in respect of each Borrower.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on February 28, 2002 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Each of the parties hereto hereby authorizes and directs the Administrative Agent to deposit the proceeds of the Acquisition Loans into a trust account to be held by ABN Amro Bank N.V. pending the consummation of the Acquisition in accordance with the terms of a Completion Agreement having substantially the terms set forth in the draft thereof dated January 29, 2001, previously made available to the Lenders, and such changes therefrom as may be approved by the Administrative Agent or are not adverse to the interests of the Company or the Lenders. Unless the Acquisition is on or prior to the next succeeding Business Day completed in accordance with applicable law and the terms of the Share Purchase Agreement as heretofore provided to the Lenders, without modification or waiver of any material term or condition thereof not approved by the Administrative Agent, the Company shall ensure that ABN Amro Bank N.V. shall return such funds to the Administrative Agent for return to the Lenders on such Business Day.

SECTION 4.02. Effectiveness of Obligations to Extend Non-Acquisition Credit. The obligations of the Lenders to make Loans other than Acquisition Loans hereunder, and of the Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date on which each of the conditions set forth in Section 4.01 has been satisfied and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.03.

SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan other than an Acquisition Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties (other than those set forth in Sections 3.04(e) and 3.06(a) in the case of Borrowings made for the sole purpose of refinancing the Company's maturing commercial paper) of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, other than any representation given as of a particular date, which representation shall be true and correct as of that date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs
(a) and (b) of this Section.

SECTION 4.04.  Initial Credit Event for each Borrowing
Subsidiary. The obligation of each Lender to make Loans to any Borrowing Subsidiary, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit for the account of any Borrowing Subsidiary, is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary's Borrowing Subsidiary
Agreement duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent such concept is applicable) of such Borrowing Subsidiary, the authorization of the Transactions and the enforceability of this Agreement insofar as they relate to such Borrowing
Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

	ARTICLE V

	Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders as to itself and its subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

SECTION 5.01.  Financial Statements and Other Information.
The Company will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ending June 30, 2002), its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and, if the effect of such change shall have been deferred under
Section 1.04 for purposes of Section 6.06 or 6.07 or any other provision hereof, reconciling, as applicable, the calculations referred to in clause (ii) above or any calculations required under any other provision with the financial statements delivered under clause (a) or (b) above, and (iv) confirming compliance with the requirements set forth in the definition of "Significant Subsidiary" and attaching a revised form of Schedule 3.13 showing all additions to and removals from the list of Significant Subsidiaries since the date of the most recently delivered
Schedule 3.13 (or confirming that there have been no changes from such most recently delivered Schedule 3.13);

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or in accordance with the normal commercial practices of such accounting firm);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Govern-mental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(g) on or prior to June 30, 2002, each of the financial statements referred to in paragraphs (b) and (c) of Section
3.04; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender may reasonably request.

Reports required to be delivered pursuant to clauses (a),
(b) and (e) above shall be deemed to have been delivered on the date on which the Company posts such reports on the Company's website on the Internet at www.coors.com (or such other address as the Company shall provide to the Lenders) or when such reports are posted on the SEC's website at www.sec.gov and such posting shall be deemed to satisfy the reporting requirements of clauses (a) and (b) above;
provided, that the Company shall deliver paper copies of such reports to any Agent or Lender upon request.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental
Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the (i) occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) receipt of any notice indicating any intention by the Pension Benefit Guaranty Corporation to terminate any Plan, or (iii) receipt of any notice indicating any intention by a multiemployer plan to obtain any withdrawal liability from the Company or any of its Subsidiaries or ERISA Affiliates (provided such withdrawal liability could reasonably be expected to exceed $10,000,000); and

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse
Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.04.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of the Subsidiaries to, pay its material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The
Company will, and will cause each of the Subsidiaries to,
(a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. All visitation requests by Lenders shall be made through the Administrative Agent, and the Agents and Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Company.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental
Authority, including Environmental Laws and ERISA, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse
Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans will be used solely to fund the Acquisition and to pay related fees and expenses. The Revolving Loans will be used for working capital and general corporate purposes (including refinancing the Company's maturing commercial paper) and, if necessary, to fund the Acquisition and to pay related fees and expenses.

SECTION 5.09.  Guarantee Requirement tc \l2 "SECTION 5.09.
Guarantee Requirement .  The Company will cause the
Guarantee Requirement to be satisfied at all times.

SECTION 5.10. Indebtedness. On or prior to the Effective Date, the Company will (a) terminate the Existing Credit Agreement (which termination may be conditioned on the consummation of the Acquisition) and pay all amounts outstanding thereunder and (b) ensure that, as of the Effective Date, after giving effect to the Transactions, the Company and the Subsidiaries will have no outstanding Indebtedness or preferred stock, other than (i) $80,000,000 in aggregate principal amount of 6.76% Series A Senior Notes due July 15, 2002 of the Company, and Guarantees by Subsidiary Guarantors thereof, (ii) $20,000,000 in aggregate principal amount of 6.95% Series B Senior Notes due July 15, 2005 of the Company, and Guarantees by Subsidiary Guarantors thereof, (iii) Indebtedness under the Bridge Facility or any senior notes of the Company issued in lieu thereof,
(iv) Indebtedness in respect of the $5,000,000 City of Wheat Ridge, Colorado Industrial Development Revenue Bonds (Adolph Coors Company Project) Series 1993, (v) Hedging Agreements in effect on the Effective Date, (vi) the $300,000 letter of credit issued by Wachovia Bank for the benefit of Continental Casualty Company, (vii) the $5,185,754 letter of credit issued by Wachovia Bank for the benefit of Bank One, N.A., as trustee for the bonds referred to in clause (iv) above, (viii) two letters of credit issued by Wells Fargo for the benefit of the State of Colorado Inspector of Oils, each in the amount of $35,000, (ix) the $356,448.40 letter of credit issued by JPMorgan Chase Bank for the benefit of Jefferson County and (x) other Indebtedness listed on
Schedule 6.01.

	ARTICLE VI

	Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders as to itself and its subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:

SECTION 6.01.  Subsidiary Indebtedness. tc \l2 "SECTION
6.01.  Subsidiary Indebtedness.   The Company will not
permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01 or in Section 5.10 and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors in respect of such Indebtedness;

(c) Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

(d) Indebtedness, including Capital Lease Obligations, of any Subsidiary incurred to finance the acquisition, construction or improvement by such Subsidiary of, and secured by, any fixed or capital assets, and extensions, renewals and replacements of any of the foregoing
Indebtedness referred to in this paragraph that do not increase the outstanding principal amount thereof and are not secured by any additional assets or Guaranteed by any other Subsidiaries; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(f) Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations (other than Indebtedness) of any Subsidiary;

(g) Indebtedness consisting of (or connected with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

(h) Securitization Transactions to the extent that the aggregate amount, without duplication, of all Securitization Transactions do not at any time exceed $100,000,000 in respect of Securitization Transactions relating to loans made to bars, pubs and other similar establishments in the United Kingdom and $200,000,000 in respect of other Securitization Transactions;

(i) (i) Indebtedness created under the Bridge Facility and Guarantees by Subsidiary Guarantors in respect of the Bridge Facility, (ii) senior unsecured notes of the Company or CBC all the proceeds of which are used to repay the Bridge Facility and Guarantees by Subsidiary Guarantors of such notes and (iii) after the repayment in full of the Bridge Facility, additional senior unsecured notes of the Company or CBC in an aggregate principal amount of up to $250,000,000 and Guarantees by Subsidiary Guarantors of such notes, provided that all the Net Proceeds of such notes are applied to prepay Term Borrowings in accordance with Section 2.10(c)(ii) (other than a portion of such proceeds not to exceed $75,000,000, which may be applied to pay amounts due as a result of an appreciation in Sterling against Dollars in respect of currency hedging transactions entered into in connection with the Bridge Facility); and

(j) Other Indebtedness not expressly permitted by clauses
(a) through (i) above; provided that the sum, without duplication, of (i) the outstanding Indebtedness permitted by this clause (j), (ii) the aggregate principal amount of the outstanding obligations secured by Liens permitted by
Section 6.02(j) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed 10% of Consolidated Net Tangible Assets.

SECTION 6.02.  Liens. tc \l2 "SECTION 6.02.  Liens.   The
Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that
(i) such Liens secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens securing (or in connection with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental
Authority;

(f) Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or statute;

(g) Liens to secure obligations of a Subsidiary to the Company or any other Subsidiary;

(h) sales of Receivables pursuant to, and Liens existing or deemed to exist in connection with, Securitization
Transactions; provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed the applicable amount specified in Section 6.01(h);

(i) Rights of first refusal of the Company's joint venture partner with respect to the Company's Equity Interests in the Rocky Mountain Metal Container LLC; and

(j) Liens not expressly permitted by clauses (a) through (i) above; provided that the sum, without duplication, of (i) the outstanding Indebtedness permitted by Section 6.01(j),
(ii) the aggregate principal amount of the outstanding obligations secured by Liens permitted by this clause (j) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed 10% of Consolidated Net Tangible Assets.

SECTION 6.03.  Sale and Leaseback Transactions. tc \l2
"SECTION 6.03.  Sale and Leaseback Transactions.   The
Company will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction except:

(a) any Sale-Leaseback Transaction to which the Company or any Subsidiary is a party as of the date hereof; and

(b) other Sale-Leaseback Transactions; provided that the sum, without duplication, of (i) the outstanding
Indebtedness permitted by Section 6.01(j), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(j) and (iii) the aggregate Attributable Debt in respect of Sale-Leaseback
Transactions permitted by this clause (b) does not at any time exceed 10% of Consolidated Net Tangible Assets.

SECTION 6.04. Fundamental Changes. (a) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and whether directly or through the merger of one or more
Subsidiaries) assets representing all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Company in a transaction in which the Company is the surviving corporation.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of this Agreement or by BHL and its subsidiaries on the date of (and after giving effect to) the Acquisition, businesses reasonably related thereto and Securitization Transactions.

SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.

SECTION 6.06. Leverage Ratio. The Company will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth below opposite such period:

Period					Ratio

6/30/02 through 3/30/04			3.80:1.00
3/31/04 and thereafter			3.50:1.00

SECTION 6.07. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on or after June 30, 2002 to be less than 3.50:1.00.

	ARTICLE VII

	Events of Default and CAM

SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC
Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in
Section 5.02, 5.03 (with respect to any Borrower's existence), 5.08, 5.09 or 5.10 or in Article VI;

(e) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or, in the case of any Securitization Transaction constituting Material Indebtedness, that enables or permits the investors or purchasers to terminate purchases of Receivables or interests therein or to require the repurchase of all outstanding Receivables by the Company or a Subsidiary); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Significant Subsidiary shall
(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substan-tial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse
Effect;

(l) the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement or the Company's guarantee under Article VIII shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect;

(m) an "Event of Default" shall have occurred and be continuing under and as defined in the Bridge Facility at any time when the Bridge Facility shall remain outstanding;
or

(n) a Change in Control shall occur;

then, and in every such event (other than an event described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

SECTION 7.02 CAM Exchange tc \l2 "SECTION 7.02 CAM Exchange . On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01 and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Tranche in which it shall participate as of such date (including the principal, reimbursement, interest and fee obligations of each Borrower in respect of each such Tranche), such Lender shall own an interest equal to such Lender's CAM Percentage in the Designated Obligations under each of the Tranches (including the principal, reimbursement, interest and fee obligations of each Borrower in respect of each such Tranche and each LC Reserve Account established pursuant to Section 7.03). Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 10.04, the Company and each other Borrower hereby consents and agrees to the CAM Exchange. The Company, each other Borrower and each Lender agrees from time to time to execute and deliver to the Agents all such promissory notes and other instruments and documents as the Agents shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and comply with the provisions of Section 2.16(e), and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Company or any other Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

SECTION 7.03. Letters of Credit tc \l2 "SECTION 7.03. Letters of Credit . (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, each Lender which shall, on such date and before giving effect to the CAM Exchange, have held a participation in such Letter of Credit pursuant to
Section 2.04(d) of this Agreement shall promptly pay over to the Administrative Agent, in immediately available funds, an amount equal to such Lender's US Tranche Percentage of such undrawn face amount, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Loan in a principal amount equal to such amount. The Administrative Agent shall establish a separate account (each an "LC Reserve Account") or accounts for each Lender for the amounts received with respect to each such Letter of Credit from each Lender paying such amounts pursuant to the preceding sentence.
Each Lender's LC Reserve Account or Accounts, collectively, shall initially include cash in an amount equal to the product of (x) such Lender's CAM Percentage and (y) the total amount received from the Lenders pursuant to the second preceding sentence. The Administrative Agent shall have sole dominion and control over each such account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect to each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender's CAM Percentage. The amounts paid by a Lender to the Administrative Agent pursuant to this paragraph shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the Borrowers' reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.04 of this Agreement.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the LC Reserve Account of each of the Lenders (in accordance with each Lender's CAM Percentage) any amounts, up to the amount of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.04(d) of this Agreement (but not of the Borrowers under Section 2.04 of this Agreement). In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 7.03, the applicable Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.04(d) of this Agreement, but shall have no claim against any other Lender, notwithstanding the exchange of interests in the applicable Borrower's reimbursement obligations pursuant to Section 7.02. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount of such defaulting Lender.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent and the Issuing Bank (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in short-term investments selected by the Administrative Agent. Each Lender that has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

	ARTICLE VIII

	Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or
(e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

	ARTICLE IX

	The Agents

In order to expedite the transactions contemplated by this Agreement, the Persons named in the heading of this Agreement are hereby appointed to act as Administrative Agent and London Agent on behalf of the Lenders and the Issuing Bank. Each of the Lenders, each assignee of any Lender and the Issuing Bank hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent and, to the extent expressly provided herein, the London Agent are hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority,
(a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Company or an Affiliate of the Company in a transaction not prohibited by Section 6.04.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower (in which case such Agent shall give written notice to each other Lender), and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related
Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

In taking any discretionary action hereunder, or in determining whether any provision hereof is applicable to any event, transaction or circumstance, the Administrative Agent may, in its discretion, but shall not be required (unless required by any other express provision hereof) to, communicate such proposed action or determination to the Lenders prior to taking or making the same, and shall be entitled (subject to any otherwise applicable requirement of Section 10.02(b)), in the absence of any contrary communication received from any Lender within a reasonable period of time specified in such communication from the Administrative Agent, to assume that such proposed action or determination is satisfactory to such Lender.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, with (so long as no Default has occurred and is continuing) the consent of the Company (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York or London, as applicable, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan
Document or related agreement or any document furnished hereunder or thereunder.

The institutions named as Syndication Agent and as Co-
Documentation Agents in the heading of this Agreement shall not, in their capacities as such, have any duties or responsibilities of any kind under this Agreement.

	ARTICLE X

	Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at Adolph Coors Company, 311
10th Street, Golden, Colorado, Attention of Timothy Wolf and
Michael Kruteck (Telecopy No. (303) 277-5692 and (303) 277-
7666);

(ii) if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (a) above;

(iii) if to the Administrative Agent, to JPMorgan Chase
Bank, Loan and Agency Services Group, One Chase Manhattan
Plaza, 8th Floor, New York, New York 10081, Attention of
Janet Belden (Telecopy No. (212) 552-7490), with a copy to
JPMorgan Chase Bank,  270 Park Avenue, New York 10017,
Attention of Buddy Wuthrich  (Telecopy No. (212) 270-0998);

(iv) if to the London Agent, to J.P. Morgan Europe Limited,
Trinity Tower, 9 Thomas More Street, London, England E19YT
Attention of Loans Agency Division (Telecopy No. 011-44-171-
777-2360); with a copy to the Administrative Agent as provided in paragraph (b) above;

(v) if to the Issuing Bank, to it at JPMorgan Chase Bank, One Chase Manhattan Plaza, New York, New York 10081
Attention of Janet Belden (Telecopy No.(212) 552-7490); and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative
Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender,
(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Company or all or substantially all the Subsidiary Guarantors from, or limit or condition, its or their obligations under
Article VIII or the Subsidiary Guarantee Agreement, without the written consent of each Lender, (vii) change any provisions of Section 7.02 or 7.03 without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or the Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the UK Tranche Lenders or the Term Lenders), the UK Tranche Lenders (but not the Term Lenders or the US Tranche Lenders), or the Term Lenders (but not the US Tranche Lenders or the UK Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.
(a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Syndication Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, other than Taxes, which are governed by Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are deter-mined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Company and the Administrative Agent (and in the case of an assignment of all or a portion of a US Tranche Revolving Commitment or any Lender's obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and
(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the documentation required to be delivered under Section 2.16(e) and (f); and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under
Section 7.01(a), (b), (h) or (i) has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obliga-tions under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph
(e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of any Borrower or the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.17(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A
Participant shall not be entitled to the benefits of
Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.16(e), (f) and (g) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank and such Granting Bank shall for all purposes remain the Lender of record hereunder. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. No SPC (or any Person receiving a payment through such SPC) shall be entitled to receive any greater payment under Section 2.14 or 2.16 (or any other increased costs protection provision) than the applicable Lender would have been entitled to receive with respect to the interests transferred to such SPC. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this
Section 10.04 other than Section 10.04(d), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Company and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to any Borrower, except with the Company's consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any fee letters executed by the Company and the Administrative Agent or the Syndication Agent or any of their Affiliates constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is agreed that the fee letters referred to in the preceding sentence will remain in full force and effect following the execution of this Agreement, and that any default by the Company in the performance of its obligations thereunder will constitute an Event of Default hereunder. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability.  Any provision of this
Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Consent to
Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
 Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 10.01.  Nothing in this Agreement or any other Loan
Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with (and to the extent necessary for) the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section,
(i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.







ADOLPH COORS COMPANY,


by
_________________________
Name:
Title:


COORS BREWING COMPANY,


by
_________________________
Name:
Title:

GOLDEN ACQUISITION LIMITED,


by
_________________________
Name:
Title:


by
_________________________
Name:
Title:


JPMORGAN CHASE BANK, individually and as Administrative
Agent and Issuing Bank,


by
_________________________
Name:
Title:


J.P. MORGAN EUROPE LIMITED, as London Agent,


by
_________________________
Name:
Title:




DEUTSCHE BANC ALEX. BROWN
INC., as Syndication Agent,


by
_________________________
Name:
Title:


by
_________________________
Name:
Title:


DEUTSCHE BANK AG NEW YORK
BRANCH, as Lender,


by
_________________________
Name:
Title:


by
_________________________
Name:
Title:




LENDER:
__________________________,

by
_________________________
Name:
Title:

by
_________________________
Name:
Title:

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